Exhibit 5.1

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

September 13, 2023

Board of Directors
Penns Woods Bancorp, Inc.

300 Market Street

Williamsport, Pennsylvania 17703

Re: Shelf Takedown Off of Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Penns Woods Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock, par value $5.55 per share, of the Company with an aggregate offering price of up to $20,000,000 (the “Shares”), pursuant to an equity distribution agreement (the “Distribution Agreement”) with Jersey Shore State Bank, Luzerne Bank, and D.A. Davidson & Co. (the “Agent”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-273018) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on June 29, 2023 and declared effective by the Commission on July 18, 2023 (together with the amendment thereto, the “Registration Statement”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;

2.	the prospectus supplement, dated September 13, 2023, as filed with the Commission on September 13, 2023, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated July 18, 2023 (collectively, the “Prospectus”);

3.	an executed copy of the Distribution Agreement;

4.	the articles of incorporation of the Company, as certified by the Secretary of the Company on the date hereof;

5.	the bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

Allentown • Bergen County • Bala Cynwyd • Fort Lauderdale • Harrisburg • Lancaster • New York
Philadelphia • Princeton • Reading • Rochester • Scranton • Valley Forge • Wilkes-Barre • Wilmington

A PROFESSIONAL CORPORATION

Penns Woods Bancorp, Inc.

September 13, 2023

6.	resolutions adopted by the Board of Directors of the Company, with respect to, among other things, the issuance, sale and due authorization of the Shares, as certified by the Secretary of the Company on the date hereof;

7.	a corporate subsistence certificate, issued by the Secretary of the Commonwealth of Pennsylvania with respect to the Company; and

8.	an executed copy of a certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters (the “Secretary's Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary's Certificate and upon certificates of public officials.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement and the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

For purposes of this letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the articles of incorporation and bylaws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect; (iii) the Company will have sufficient authorized and unissued shares of Common Stock from which to issue as the Shares; and (iv) the Company is validly existing and in good standing at the time of issuance.

We do not express an opinion on any laws other than the Pennsylvania Business Corporation Law of 1988 and the United States federal laws as currently in effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Penns Woods Bancorp, Inc.

September 13, 2023

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of the date hereof. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

STEVENS & LEE, P.C.

/s/ Stevens & Lee, P.C.